Exhibit 4.7

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of dated as of April 29, 2024, is by and among Newsmax Media, Inc., a Florida corporation (the “Company”) and Newsmax, Inc., a Florida corporation (“Parent”).

RECITALS

WHEREAS, the Company is party to that certain (i) Subscription Agreement, dated April 16, 2019, and between Naples Investment Holdco, LLC (the “Holder”) and the Company (as amended, restated or otherwise modified from time to time, the “Series A-1 Subscription Agreement”), and (ii) Subscription Agreement, dated July 16, 2020, and between Holder and the Company (as amended, restated or otherwise modified from time to time, the “Series A-3 Subscription Agreement”, and together with the Series A-1 Subscription Agreement, the “Subscription Agreements”).

WHEREAS, upon the receipt of the consent of the Holder, the Company wishes to assign the Subscription Agreements to Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subscription Agreements. All references to schedules and sections shall mean references to the Subscription Agreements, except as otherwise noted herein.

2. Assignment. Effective as of the date hereof, the Company does hereby irrevocably transfer, assign, convey and deliver to Parent and its successors and assigns forever, effective as of the date of this Agreement, free and clear of all encumbrances and other restrictions, all of the Company’s rights and obligations under the Subscription Agreements. For the avoidance of doubt, effective as of the date hereof, (i) all references to “Newsmax Media, Inc.” or “the Company” in the Subscription Agreements shall mean “Newsmax, Inc.”, as the context so requires, and (ii) all rights held by Holder in respect of the shares of the Series A-1 Preferred Stock and the shares of Series A-3 Preferred Stock of the Company issued pursuant to the Subscription Agreement shall be rights in respect of shares of Series A-1 Preferred Stock and shares of Series A-3 Preferred Stock of Parent.

3. Assumption. Effective as of the date hereof, Parent and its successors and assigns forever does hereby accept the foregoing transfer, assignment, conveyance and delivery of all of the Company’s rights and obligations under the Subscription Agreements.

4. Counterparts. This Agreement may be executed in counterpart signature pages executed and delivered via email with scan or email attachment. Any such counterpart executed and delivered via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

5. Governing Law. The laws of the State of Florida (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement, including the validity, interpretation, construction, performance, and enforcement of this Agreement.

6. Forum Selection. Any Party bringing a legal action or proceeding against any other Party arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall bring the legal action or proceeding in the United States District Court for the Southern District of Florida or in any court of the State of Florida sitting in Palm Beach County. Each Party waives, to the fullest extent permitted by applicable law, (a) any objection that the Party may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement brought in the United States District Court for the Southern District of Florida or in any court of the State of Florida sitting in Palm Beach County and (b) any claim that any action or proceeding brought in any court specified in clause (a) has been brought in an inconvenient forum. Each Party submits and consents to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and its appellate courts and any court of the State of Florida sitting in Palm Beach County and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

7. WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL

8. Further Assurances. Each party hereto covenants that it will do or cause to be done all such further acts, and shall execute and deliver, or cause to be executed and delivered, such other documents and take such other actions as may be reasonably necessary or appropriate to confirm or effectuate the assignments and assumptions contemplated hereby or by this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

NEWSMAX MEDIA, INC.

By:	/s/ Christopher Ruddy
Name:	Christopher Ruddy
Title:	CEO

NEWSMAX, INC.

By:	/s/ Christopher Ruddy
Name:	Christopher Ruddy
Title:	CEO